EXHIBIT F













                 NOTICE OF ANNUAL MEETING, PROXY STATEMENT
                    DATED MARCH 5, 1996, AND PROXY FORM

                                                  March 5, 1996


Dear  Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders to be held on Tuesday, April 2, 1996, at 7:00 p.m. at the Elmira Holiday Inn, in the City of Elmira, New York. Following the Meeting, desserts, coffee, tea and other refreshments will be served.

     The one item on the agenda requiring Shareholders' vote will be the
election of  eight  directors.   The candidates nominated for three-year terms,
all currently serving, are: Robert E. Agan, Donald L. Brooks, Jr., Stephen M. Lounsberry III, Boyd McDowell II,Thomas K. Meier, Charles M. Streeter, Jr. and Nelson Mooers van den Blink. The nominated candidate for a one-year term is:
Jan P. Updegraff. The attached Proxy Statement sets forth in detail information relating to the nominated candidates as well as those directors continuing in office and additional information relating to the management of the corporation.

     In addition to the above-noted election, we will review our financial performance for the past year and discuss our plans for 1996.

     It is important that you be represented at the Meeting whether or not you plan to attend in person. Accordingly, we urge you to mark, sign and date the proxy card enclosed in the mailing envelope sleeve and return it in the envelope provided. Also, if you plan to attend the Meeting, please mark the proxy card
where indicated and include the number in your group.   Your directors and
management look forward to seeing you on April 2.


                                             Sincerely yours,


                                             /s/ John W. Bennett

                                             John W. Bennett
                                             Chief Executive Officer

                          One Chemung Canal Plaza
                               P.O. Box 1522
                          Elmira, New York  14902

                             Parent Company of
                        Chemung Canal Trust Company

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     As directed by the Board of Directors of Chemung Financial Corporation, NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of the Corporation will be held at the Elmira Holiday Inn, One Holiday Plaza, 760 East Water Street, Elmira, New York, Tuesday, April 2, 1996, at 7:00 p.m. for the following purposes:

     1. To elect seven (7) directors, each to hold office for a term of three years and one (1) director to hold office for a term of one year and until their respective successors have been elected and qualified.

     2. To transact such other business as may properly come before the Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on February 28, 1996, as the record date for determination of Shareholders entitled to notice of and to vote at this Meeting.

     Shareholders are requested to date, sign and mail the enclosed proxy in the envelope provided at their earliest conenience. A prompt response will be appreciated and will save the Corporation additional time and expense.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                                           Jerome F. Denton
                                                                  Secretary

March 5, 1996

                       CHEMUNG FINANCIAL CORPORATION
         ONE CHEMUNG CANAL PLAZA, P.O. BOX 1522, ELMIRA, NEW YORK

                              PROXY STATEMENT

               ANNUAL MEETING OF SHAREHOLDERS, APRIL 2, 1996




     Chemung Financial Corporation and its wholly-owned subsidiary, Chemung Canal Trust Company, are incorporated under the laws of the State of New York. For purposes of this proxy statement, financial and other information is presented on a consolidated basis for Chemung Financial Corporation ("Corporation") and Chemung Canal Trust Company ("Bank"). The disclosed information of the Corporation and the Bank should be viewed as though it pertained to one entity, unless otherwise stated.

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders (the "Annual Meeting") of Chemung Financial Corporation to be held on Tuesday, April 2, 1996, at 7:00 P.M., at the Elmira Holiday Inn, One Holiday Plaza, 760 East Water Street, Elmira, New York. This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Shareholders are being mailed to Shareholders on or about March 5, 1996. A Shareholder granting a proxy has the right to revoke it by a duly executed Proxy bearing a later date, by attending the Annual Meeting and voting in person, or by otherwise notifying the Secretary of the Corporation in writing prior to the Annual Meeting.

     Only Shareholders of record at the close of business on February 28, 1996, are entitled to receive notice of and to vote at the Annual Meeting. As of February 15, 1996, there were 2,084,611 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. There are no cumulative voting rights. Nominees for director will be elected by a plurality of votes cast at the Annual Meeting by holders of Common Stock present in person or by proxy and entitled to vote on such election. Any other matter requires the affirmative vote of a majority of votes cast at the meeting, except as otherwise provided in the Corporation's Certificate of Incorporation or By-laws. Only shares affirmatively voted in favor of a nominee will be counted toward the achievement of a plurality. Votes withheld (including non-broker votes) and abstentions are counted as present for the purposes of determining a quorum but are not counted as votes cast.

     The cost of soliciting proxies will be borne by the Corporation and the Bank. In addition to solicitations by mail, some of the directors, officers, and regular employees of the Corporation and the Bank may conduct additional solicitations by telephone and personal contacts without remuneration. American Stock Transfer & Trust Company , the Corporation's transfer agent, will aid the Corporation in the solicitation of proxies and proxy vote tabulations.
Nominees, brokerage houses, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record and the Corporation will reimburse such persons for any reasonable expense.

ACTION TO BE TAKEN UNDER PROXY:

     It is proposed that at the Annual Meeting action will be taken on the matters set forth in the accompanying Notice of Annual Meeting and described in this Proxy Statement. Proxies returned by Shareholders and not revoked will be voted for the election of the nominees for directors unless Shareholders instruct otherwise on the Proxy. The Board of Directors does not know of any other business to be brought before the Annual Meeting but it is intended that, as to any such other business, a vote may be cast pursuant to the Proxy in accordance with the judgment of the person or persons acting thereunder; and should any herein-named nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is intended that the persons acting under the Proxy will vote for the election in the stead of such nominee of such other person as the Board of Directors may recommend.

BOARD OF DIRECTORS:

     Nominees For Election as Directors

     Those persons serving as directors of the Corporation and the Bank, being the same individuals, normally serve three-year terms of office, with approximately one-third of the total number of each such Board of Directors to be elected at each Annual Meeting of each such entity. The number of directors to be elected at the 1996 Annual Meeting of Shareholders is eight (8); seven (7) for three-year terms and one (1) for a one-year term, each to serve for such term and until their respective successors are elected and qualified.

     The following table sets forth information concerning the Board of Directors' nominees for election as directors at the Annual Meeting and each director continuing in office:

                                   Length of Service   Principal Occupation During
Name and Age                    As Director (1)          Past 5 Years
NOMINEE WITH TERM
 EXPIRING IN 1997

Jan P. Updegraff               Since 1996 (1996)   President & COO of the
Age 53                                             Corporation (elected on
                                                   February 14, 1996, to be
                                                   effective upon approval by
                                                   the Federal Reserve Bank, as
                                                   required by law) and
                                                   President & COO of the Bank
                                                   since February 14, 1996;
                                                   formerly Vice President &
                                                   Treasurer of the Corporation
                                                   and Executive Vice President
                                                   of the Bank

NOMINEES WITH TERMS
   EXPIRING IN 1999

Robert E. Agan                 Since 1986 (1986)   President, CEO and Director
Age 57                                             of Hardinge Inc., worldwide
                                                   machine tool manufacturer

Donald L. Brooks, Jr.          Since 1985 (1972)   Physician
Age 67

Stephen M. Lounsberry III      Since 1995 (1995)   President of Moore & Steele
Age 42                                             Corporation, manufacturer
                                                   of railroad lubrication
                                                   systems

Boyd McDowell  II              Since 1985 (1969)   Retired; formerly Chairman
Age 70                                             of the Board & CEO of the
                                                   Corporation and                                                       the Bank

Thomas K. Meier                Since 1988 (1988)   President of Elmira College
Age 55

NOMINEES WITH TERMS
   EXPIRING IN 1999

Charles M. Streeter, Jr.       Since 1985 (1979)   President of Streeter
Age 56                                             Associates, Inc., general
                                                   building contractor

Nelson Mooers van den Blink    Since 1985 (1983)   Chairman of the Board, Chief
Age 61                                             Executive Officer and
                                                   Treasurer  of  The Hilliard
                                                   Corporation, motion contol
                                                   equipment, oil reclaimer
                                                   and filter manufacturer
DIRECTORS CONTINUING IN OFFICE
   WITH TERMS EXPIRING IN 1997

David J. Dalrymple             Since 1993 (1993)   President of Dalrymple
Age 42                                             Holding Corporation since
                                                   December 17, 1993, parent
                                                   company for several
                                                   construction companies;
                                                   formerly Vice President

Richard H. Evans               Since 1985 (1981)   Retired since January 1,
Age 65                                             1995; formerly Chairman of
                                                   the Board & CEO of Chas. F.
                                                   Evans Co., Inc., specialists
                                                   in commercial roofing

Edward B. Hoffman              Since 1993 (1993)   Partner with Sayles, Evans,
Age 64                                             Brayton, Palmer & Tifft,
                                                   law firm

John F. Potter                 Since 1991 (1991)   President of Seneca Beverage
Age 50                                             Corp., wholesale distributor
                                                   of beer, water and soda products

William C. Ughetta             Since 1985 (1985)   Senior Vice President and
Age 63                                             General Counsel of Corning
                                                   Incorporated, a diversified
                                                   manufacturing company

DIRECTORS CONTINUING IN OFFICE
   WITH TERMS EXPIRING IN 1998

John W. Bennett                Since 1988 (1988)   Chairman of the Board & CEO
Age 62                                             of the Corporation (elected
                                                   on February 14, 1996, to be
                                                   effective upon approval by
                                                   the Federal Reserve Bank, as
                                                   required by law) and Chairman
                                                   of the Board & CEO of the Bank
                                                   since February 14, 1996;
                                                   formerly President & CEO of
                                                   the Corporation and the
                                                   Bank; also a director of
                                                   Hardinge Inc.

Robert H. Dalrymple            Since 1995 (1995)   Secretary of Dalrymple
Age 45                                             Holding Corporation, parent
                                                   company for several
                                                   construction companies

Natalie B. Kuenkler            Since 1985 (1976)   Director of various community
Age 70                                             organizations


Ralph H. Meyer                 Since 1985 (1981)   President & CEO of Guthrie
Age 56                                             Healthcare System, a vertically
                                                   integrated healthcare delivery
                                                   system

DIRECTORS CONTINUING IN OFFICE
   WITH TERMS EXPIRING IN 1998
Samuel J. Semel                Since 1993  (1993)  President of Chemung
Age 69                                             Electronics, Inc., retail
                                                   electronics store

Richard W. Swan                Since 1985 (1984)   President of Swan & Sons-
Age 47                                             Morss Co., Inc., insurance
                                                   brokerage agency

William A. Tryon               Since 1987 (1987)   Chairman of the Board and CEO
Age 65                                             of Trayer Products,Inc.,
                                                   automotive, truck and other
                                                   industrial parts manufacturer;
                                                   and Chirman of the Board of Perry
                                                   and Swartwood, Inc., insurance
                                                   brokerage agency; formerly
                                                   a director of the Bank from
                                                   1964 to 1976

<F1>
(1) The date in parentheses reflects the year in which the director was first elected to the Bank Board.

     Directors and Committee Meetings

     The Board of Directors of the Corporation held eight (8) regularly scheduled meetings and no special meeting during the year ended December 31, 1995. The Corporation has no standing committees.

     The Board of Directors of the Bank held twelve (12) regularly scheduled meetings and one special meeting during the year ended December 31, 1995. Among its standing committees, the Board of Directors of the Bank has an Examining Committee, Nominating Committee and a Personnel Committee.

     The Examining Committee makes an annual examination of the Bank as a whole, reviews the Banks internal audit and loan review procedures and recommends to the Board of Directors the engagement and dismissal of independent auditors. During 1995 this Committee held three (3) meetings. On December 31, 1995, its members were Messrs. Semel (Chairman), Agan, Brooks, R. Dalrymple, Hoffman, Lounsberry, McDowell, Meier and Meyer.

     The Nominating Committee selects and recommends to the Board of Directors nominees for election to the Board. The Committee will consider written recommendations by Shareholders for nominees for election to the Board if such recommendations are mailed to the Chairman of the Nominating Committee or to the President of the Corporation at the Corporations Main Office, One Chemung Canal Plaza, Elmira, New York 14902. There was one (1) Committee meeting held in 1995. On December 31, 1995, its members were Messrs. Streeter (Chairman), Bennett, Brooks, D. Dalrymple, McDowell, Potter, Swan and Mrs. Kuenkler.

     The Personnel Committee is responsible for the nomination of officers, recommendation of Executive Officer compensation plans, and establishment of guidelines for setting all other officers' salaries. Additional responsibilities include the review and approval of employee benefit programs and employee relation policies and procedures. The Committee held seven (7) meetings in 1995 and on December 31, 1995, its members were Messrs. Meyer (Chairman), Brooks, D. Dalrymple, Evans, Meier, Potter, Swan, Ughetta, and Mrs. van den Blink.

     During the year ended December 31, 1995, each director of the Corporation and the Bank attended at least 75% of the aggregate of (1) the total number of Board Meetings held and (2) the total number of meetings held by all committees of which such director was a member, with the exception of Mr. Agan who attended 65% of such meetings.

     Directors Compensation

     Each director of the Bank who is not an officer or employee of the Bank receives an annual retainer of $5,000 and a fee of $300 for each meeting of the Board of Directors attended. Those directors who are members of one or more committees of the Board of Directors also receive a fee of $300 for each meeting of each committee attended, with the exception of the Chairman of each committee who receives $350.

      Directors who are not officers or employees of the Corporation receive a fee of $300 for attendance at meetings of the Board of the Corporation which are held on days when there is no meeting of the Board of Directors of the Bank. There were no such meetings held during 1995. Otherwise, directors of the Corporation are not compensated for services rendered by them to the Corporation. It presently is contemplated that such will continue to be the policy of the Corporation.

     Any director who is entitled to receive a retainer and fees for meetings of the Board of Directors and of committees thereof attended, may elect to have all or a portion of said retainer and fees deferred under the Banks Deferred Directors Fee Plan . Each participating director may designate, in increments of 10%, the compensation to be deferred, or compensation already deferred, to be allocated to a memorandum Money Market or a memorandum Unit Value Account, or a combination of such accounts. The memorandum Money Market Account of each participating director is credited with the dollar amount of deferral, and interest is compounded quarterly and added to said account at a rate equal to the "Applicable Federal Rate" for short-term debt instruments as computed and published by the Internal Revenue Service for the month immediately preceding the applicable calendar quarter. The memorandum Unit Value Account of each participating director is credited with the dollar amount of deferral, with the aggregate of said deferred amounts being converted to units on a quarterly basis by dividing the aggregate of said deferred amounts by the closing bid price for shares of the Common Stock of the Corporation on such trading dates as described in the Plan. Dividends are credited to said account on the dates and at the rate per unit at which dividends are paid per share on the Corporation's outstanding Common Stock and are then converted to units using the same basis
of conversion as for deferred amounts.   Within certain time limitations, a
participating director may elect to receive deferred fees either in a lump sum or in installments.

     The aggregate amount of directors retainers and fees paid and deferred during 1995 was $269,000. No additional compensation was received by any director for special assignments or services.

     Certain Transactions

     Some of the directors and officers of the Bank, and some of the corporations and firms with which these individuals are associated, also are customers of the Bank in the ordinary course of business, or are indebted to the Bank in respect to loans of $60,000 or more, and it is anticipated that some of these individuals, corporations and firms will continue to be customers of and indebted to the Bank on a similar basis in the future. All loans extended to such individuals, corporations and firms were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable bank transactions with unaffiliated persons.

     The Bank has purchased insurance from a CNA Company, American Casualty Company of Reading, Pennsylvania, providing for reimbursement of directors and officers of the Corporation and the Bank for costs and expenses incurred by them in actions brought against them for wrongful acts in connection with their duties as directors or officers, including actions as fiduciaries of the Banks Pension and Profit-Sharing Plans, under the Employee Retirement Income Security Act of 1974. The insurance coverage, which expires in February 1997, costs $18,424 on an annual basis, and has been paid by the Bank. No claims have been made or paid under this insurance.

     The Bank has retained Sayles, Evans, Brayton, Palmer & Tifft, of which Mr. Hoffman is a partner, for legal services during the last two years and expects to retain Sayles, Evans, Brayton, Palmer & Tifft for legal services during the current year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS:

     The following table sets forth information, as of January 31, 1996, with respect to any person who is known by the Corporation to be the beneficial owner of more than five percent of the Corporation's Common Stock:

Name and Address of      Number of Shares of Common    Percent of Shares
 Beneficial Owner         Stock Beneficially Owned         Outstanding
Chemung Canal Trust Company        389,168(1)                18.7%
   One Chemung Canal Plaza
    Elmira, NY  14902

Chemung Canal Trust Company        215,137(2)                10.3%
     as trustee of the Chemung
     Canal Profit-Sharing,
     Savings and Investment Plan
     One Chemung Canal Plaza
     Elmira, NY  14902

Mary E. Dalrymple                  220,221(3)                10.6%
    661 Foster Avenue                                        See Footnote 7
     Elmira, NY  14905

David J. Dalrymple                 188,385(4,6)               9.0%
     274 Upper Coleman Avenue                                See Footnote 7
     Elmira, NY  14905

Robert H. Dalrymple                179,062(5,6)               8.6%
     875 Upland Drive                                        See Footnote 7
     Elmira, NY  14905

<F1>
1 Held by the Bank in various fiduciary capacities, either alone or with others. Includes 31,452 shares held with sole voting and dispositive powers, 357,716 shares held with shared power to vote and 181,260 shares held with shared power to dispose. Shares held in a co-fiduciary capacity by the Bank are voted by the co-fiduciary or fiduciaries in the same manner as if the co-fiduciary or fiduciaries were the sole fiduciary. Shares held by the Bank as sole trustee are voted by the Bank only if the trust instrument provides for voting of the shares at the direction of the donor or a beneficiary and such direction is in fact received.
<F2>
2    Voted by the Bank as directed by the Plan participants.
<F3>
3 Includes 117,221 shares held directly and 103,000 shares held by Dalrymple Family Limited Partnership, of which Mary E. Dalrymple, David
     J. Dalrymple and Robert H. Dalrymple are sole general partners (see footnotes 4 and 5).
<F4>
4 Includes 44,323 shares held directly, 1,904 shares held as custodian for Mr. Dalrymple's children under the New York State Uniform Gifts to Minors Act, 103,000 shares held by Dalrymple Family Limited Partnership (see footnote 3), and 39,158 shares held by Dalrymple Holding Corporation, of which David J. Dalrymple and Robert H. Dalrymple are officers, directors and principal shareholders (see footnote 5). Excludes 1,350 shares held by Mr. Dalrymple's spouse.
<F5>
5 Includes 35,000 shares held directly, 1,904 shares held as custodian for Mr. Dalrymple's children under the New York State Uniform Gifts to Minors Act, 103,000 shares held by Dalrymple Family Limited Partnership (see footnote 3), and 39,158 shares held by Dalrymple Holding Corporation (see footnote 4). Excludes 1,000 shares held by Mr. Dalrymple's spouse.
<F6>
6    Excludes 15,115 shares held by Susquehanna Supply Company of which David
     J. Dalrymple and Robert H. Dalrymple each own 23.1% of the outstanding common stock.
<F7>
7 Because of the definition of "beneficial ownership" under Section 13 of The Exchange Act, and the rules and regulations promulgated thereunder, Mary, David and Robert Dalrymple are listed as beneficial owners of many of the same shares. Without such multiple counting, Mary, David and Robert Dalrymples' total aggregate beneficial ownership is approximately 16.4% of the outstanding shares of Common Stock of the Corporation and if deemed to be a member of a "group" within the meaning of Section 13(d)(3) of The Exchange Act, such group would be deemed to hold approximately 16.4% of the outstanding shares of Common Stock of the Corporation. Nothing described herein shall infer or be deemed an admission by such person that such a group exists.

SECURITY OWNERSHIP OF MANAGEMENT:

     As of January 31, 1996, each director or nominee and each Executive Officer named in the Summary Compensation Table herein, individually, and all directors, nominees and Executive Officers as a group beneficially owned Common Stock as reported to the Corporation as of said date as follows (unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares listed):

Directors, Nominees and       Amount and Nature        Percent of
Executive Officers            of Beneficial Ownership  Shares Outstanding(A)
Robert  E. Agan                      450                       --

John W. Bennett                    8,147(B)                    --

Donald L. Brooks, Jr.              1,250                       --

David  J. Dalrymple               46,227(C)                   2.22

Robert H. Dalrymple               36,904(C)                   1.77

Richard H. Evans                   9,352                       --

Edward B. Hoffman                  1,655                       --

Natalie B. Kuenkler                6,706(D)                    --

Stephen M. Lounsberry III          1,671                       --

Boyd McDowell II                   7,013                       --

Thomas K. Meier                    2,000                       --

Ralph H. Meyer                     2,595                       --

John F. Potter                     8,564(E)                    --

Samuel J. Semel                    4,376                       --

Charles M. Streeter, Jr.          10,213(F)                    --

Richard W. Swan                   19,387(G)                    --

William A. Tryon                   9,619                       --

William C. Ughetta                 8,500                       --

Nelson Mooers van den Blink        1,546                       --

Jan P. UpdegraffB                  3,257                       --

All Directors, Nominees          202,251(H)                   9.70
  and Executive Officers
  as a group  (24 persons)

<F1>
A.   Unless otherwise noted, less than 1% per individual.
<F2>
B.   Includes all vested shares of Common Stock of the Corporation held for the benefit of each Executive Officer by the Bank as trustee of the
     Bank's Profit-Sharing, Savings and Investment Plan, who may instruct the trustee as to the voting of such shares.  If no instructions are received, the trustee votes the shares in the same proportion as it votes
     all of the shares for which instructions were  received from all           Plan
     participants.  The power to dispose of shares is held by Plan participants subject to certain restrictions.  Messrs. Bennett and
     Updegraff have a vested interest in 6,998 and 3,104 such shares held by the Plan,resectively.  Under the provisions of the Plan, the trustee holds for the benefit of all  employees who participate in the Plan
     215,137 shares of the Corporation's Common Stock.
<F3>
C.   Includes only shares held directly by Messrs. Dalrymple.  See Footnote 7 of the SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS table on page 8 for further explanation of shares beneficially held.
<F4>
D.   Includes 4,131 shares held  by Mrs. Kuenkler and another as trustees under the Will of a decedent under which Mrs. Kuenkler is an income beneficiary and as trustee shares voting and dispositive powers.  Does not include 75,600 shares owned by The Rathbone Corporation, of which
     Mrs. Kuenkler is a director.
<F5>
E.   Includes 5,709 shares owned by Seneca Beverage Corp., of which corporation Mr. Potter is an officer, director and the principal shareholder.
<F6>
F.   Includes 5,418 shares owned by Streeter Associates, Inc., of which corporation Mr. Streeter is an officer, director and the principal shareholder.
<F7>
G.   Includes 6,000 shares owned by Swan & Sons-Morss Co., Inc., of which corporation Mr. Swan is an officer, director and one of the principal shareholders and 254 shares held by Mr. Swan as custodian for his minor children.  Does not includes 2,158 shares held by others as trustees for a trust of which Mr. Swan is an income beneficiary, as to which shares
     Mr. Swan disclaims beneficial ownership.
<F8>
H.   Does not include 14,445 shares owned by spouses of certain officers and directors as to which shares such officers and directors disclaim beneficial ownership.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission initial reports of ownership, reports of changes in beneficial ownership, and annual reports involving security transactions pursuant to one or more rules as set forth under Sections 16(a) and 16(b) of the Securities Exchange Act. Directors, executive officers, and greater than ten percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

     To the Corporations knowledge, based on review of the copies of such reports furnished to the Corporation and written representations that no other reports were required for the year ended December 31, 1995, all Section 16(a) filing requirements applicable to its executive officers, directors and any ten percent shareholder were complied with, except that Mr. David J. Dalrymple's purchase of 1,161 shares of the Corporation's Common Stock on May 13, 1995, was inadvertently overlooked for timely reporting purposes and was reported on a Form 4 dated June 20, 1995.

MANAGEMENT:

          Directors' Personnel Committee Report on Executive Compensation

     Under the supervision of the Personnel Committee of the Board of Directors which is composed entirely of outside directors, the Bank has developed and implemented compensation policies which seek to enhance the profitability of the Bank and the Corporation and thus, Shareholder value while at the same time providing fair and competitive compensation which will attract and retain well-qualified executives. Based upon recommendations of the Personnel Committee, the Board of Directors sets the annual compensation of the Chief Executive Officer and approves compensation of other senior management which is recommended by the Chief Executive Officer based upon performance and and other relevant factors and then approved by the Board of Directors. Aside from the fringe benefit programs in which all Bank employees participate, compensation of all Bank officers consists of an annual salary and a management incentive bonus. The management incentive bonus is subject to the terms and conditions of a Management Incentive Plan adopted by the Board of Directors on January 11, 1995 which provides for the payment of bonuses based in part by the Corporation's attainment of specific operating objectives and in part by a subjective review of individual performance. Additionally, those officers who play a major role in setting and implementing long-term strategies, currently being the Chief Executive Officer and the Executive Vice President, may receive a long-term incentive award. Payment of the long-term incentive award will be deferred for three years following the accrual year and may be further deferred at the election of the participant. The incentive bonus may or may not be deferred at the officer's election. Under the terms and conditions of the Plan, payment of an incentive bonus or issuance of a long-term award is subject to the Corporation's attaining or exceeding certain predetermined operating goals and further considerations which are based on a subjective review of the individual. For 1995, management incentive bonuses and long-term awards could not be issued unless the Corporation attained net income (after taxes) equal to at least a 1.0% return on average assets (ROA) and an efficiency ratio of 67% or less.

     In evaluating the performance and recommending the compensation of the Chief Executive Officer and the compensation guidelines for the Bank's other senior management, the committee has taken particular note of management's ability during 1995 in achieving certain profit, growth, and operational objectives which were established by the Board of Directors in the Bank Plan at the beginning of 1995 and compared the Corporation's financial results against the results reported by similar banking businesses in New York and Pennsylvania. The financial and operational measurements considered by the Board were: profits, return on assets, return on equity, new market penetration, new product development, expense control, asset growth, non-interest income, asset quality and asset liability management. There is no specific weight given to any of these factors and there is no formula whereby a certain performance will result in a certain salary. The committee subjectively considers total performance and the total financial and operating conditions of the Bank in making its compensation recommendations.

     Also, in considering the compensation of the Chief Executive Officer, the committee reviewed a report prepared by Ben S. Cole Financial, Inc., an organization which provides comparative information on CEO compensation for a nationwide peer group of independent banks and holding companies having similar asset size. From this review it was determined that the performance of the Bank was well within the range reported by its peers and that the compensation paid by the Bank was appropriate in comparison to the peer group.

     In its review of management performance and compensation, the committee has also taken into account management's consistent commitment to the long-term success of the Corporation and its subsidiary. The committee has recognized that the Corporation's profitability in any one year is considerably impacted by the general economic conditions nationally and in its trading areas, over which management has little or no control, and the committee's policy, therefore, is to not over-emphasize, either positively or negatively, a single year's results at the expense of significant, sustained, long-term earning growth.

     Based on its evaluation of these factors, the committee believes that the executive management of the Corporation is dedicated to achieving significant improvements in long-term financial performance and that the compensation policies, plans and programs the committee has implemented and administered have contributed to achieving this management focus.


              SUBMITTED BY THE DIRECTORS' PERSONNEL COMMITTEE

Ralph H. Meyer, Chairman   Richard H. Evans         Richard W. Swan
Donald L. Brooks, Jr.      Thomas K. Meier          William C. Ughetta
David J. Dalrymple         John F. Potter           Nelson Mooers van den Blink


Comparative Return Performance Graph

      Comparison of Five-Year Cumulative Total Return For Fiscal Years Ending December 31, 1991 - 1995 Among Chemung Financial Corporation,
           NASDAQ - Composite Index and NASDAQ - Bank Stock Index




                 (OMITTED GRAPHIC MATERIAL - SEE APPENDIX)



                                  1991   1992    1993   1994   1995
Chemung Financial Corporation     79.25  84.00  108.72 125.52  142.26
NASDAQ - Composite               160.56 186.87  214.51 209.69  296.30
NASDAQ - Bank Stocks             164.09 238.85  272.40 271.41  404.35


     The cumulative total return includes (i) dividends paid and (ii) changes in the share price of the Corporation's Common Stock and assumes that all dividends were reinvested. The above graph assumes that the value of the investment in Chemung Financial Corporation and each index was $100 on December 31, 1990.

     The NASDAQ - Composite and Bank Stock indices were obtained from the Center for Research in Security Prices, University of Chicago, Chicago, Illinois.

     Executive Officers

      During 1995, the names and positions of the executive officers of the Corporation and the Bank, all serving one-year terms, were as follows:

     Name                     Age       Position (served since)
     John W. Bennett (1)      62        Chairman of the Board & CEO of the
                                        Corporation and the Bank (1996); formerly
                                        President & CEO of the Corporation and
                                        the Bank (1991); and prior thereto
                                        President  & COO of the Corporation and
                                        the Bank (1988)

     Jan P. Updegraff (1)     53        President and COO of the Corporation and
                                        the Bank (1996); formerly Vice President
                                        and Treasurer of the Corporation and
                                        Executive Vice President of the Bank
                                        (1990)

     Daniel F. Agan (2)       62        Vice President of the Corporation (1988)
                                        and Senior Vice President of the Bank
                                        (1984)

     Robert J. Hodgson        50        Vice President of the Corporation (1990)
                                        and Senior Vice President of the Bank
                                        (1988)

     James E. Corey III       49        Vice President of the Corporation (1993)
                                        and Senior Vice President of the Bank
                                        (1993)

     Joseph J. Tascone        48        Vice President of the Corporation and
                                        Senior Vice President of the Bank (1995);
                                        and prior thereto Vice President of the
                                        Bank (1987)

<F1>
  1 Messrs. Bennett and Updegraff were elected on February 14, 1996 by the Board of Directors to the positions of Chairman of the Board & CEO and President
     & COO, respectively, to be effective upon approval by the Federal Reserve Bank, as required by law.
<F2>
  2  Mr. Daniel F. Agan is a brother of board member, Robert E. Agan.


  Executive Compensation


  The following information indicates compensation paid or accrued by the Bank during 1995 for services rendered by each of the Chief Executive Officer and the four highest-paid executive officers of the Corporation and the Bank whose total compensation exceeded $100,000.

  At present, the officers of the Corporation are not separately compensated for services rendered by them to the Corporation. It presently is contemplated that such will continue to be the policy of the Corporation.




                         Summary Compensation Table
Name                     Annual Compensation
and
Principal                                                   All Other
Position            Year      Salary($)      Bonus($) (1)   Compensation ($) (2)
John W. Bennett (3)  1995      194,000        18,000            8,418
Chairman of the
Board & CEO          1994      185,692        30,000            8,174
of the Corporation
and the Bank         1993      162,885        32,000            6,597


Jan P. Updegraff (3) 1995       95,385        15,000            6,660
President & COO
of the Corporation   1994       90,385        25,000            6,266
and the Bank
                     1993       84,692        20,000            2,100

<F1>
  1 Includes amounts allocated for the year indicated, whether paid or deferred, to such person under the Bank-Wide and Management Incentive Bonus Plans.
<F2>
  2 Includes amounts allocated for the year indicated to such person under the Bank's Profit-Sharing, Savings and Investment Plan.
<F3>
  3  See footnote 1 of the Executive Officer table on page 13.

  Retirement Plan

  The Bank maintains a non-contributory, defined benefit Retirement Plan trusteed and administered by the Bank. The Plan covers all employees who have attained age 20 with one or more years of service and who have one thousand hours of service during the plan year. Under the lan, the annual benefit payable to qualifying employees upon their retirement is based on the average of their five highest paid years out of the last ten calendar years of employment. Normal retirement age under the Plan is 65. The Plan also provides for reduced benefit payments for early retirement following age 55. Compensation under the Plan is limited to all of an employees salary, wages, or other regular payments from the Bank, excluding bonuses, commissions, overtime pay, or other unusual payments.

  The Retirement Plan provides an annual benefit of 1.2% for each year of credited service to a maximum of 25 years and for each additional year to a maximum of 10 years, 1% times the above average compensation, plus for each year of credited service to a maximum of 35 years , .65% of the above average compensation to the extent it exceeds the average of the taxable wage base in effect under Section 230 of the Social Security Act for each year in the 35 - year period ending with the year in which the participant attains social security retirement age (which base was $25,920 for a participant attaining age 65 in 1995).

  The Bank made contributions to the Retirement Plan totaling $262,200 for 1995 and $306,288 for 1993. Due to a full funding limitation, the Bank made no contribution to the Retirement Plan for 1994.

  Additionally, effective January 1, 1994, the Bank established a non-qualified Executive Supplemental Pension Plan designed to provide a benefit which, when added to other retirement income, will ensure the payment of a competitive level of retirement income in order to attract, retain and motivate selected executives of the Bank. From time to time the Board of Directors may select executives as participants in the plan. Currently, Mr. Bennett is the only plan participant.

  This Plan provides an annual benefit equal to the amount, if any, that the benefit which would have been paid under the terms of the Bank's Retirement Plan, computed as if the basic Retirement Plan benefit formula administered and payable without regard to the special benefit limitations required to comply with Sections 415, 401(a)(17) and other governing sections of the Internal Revenue Code, exceeds the benefit which is payable to the participant under the terms of the Retirement Plan on the date of the participant's termination.

  The following table sets forth the estimated annual benefits under both plans, based upon a straight-life annuity form of pension, payable on retirement at age 65 by a participating employee, assuming final average earnings as shown. Employees become fully vested following 5 years of service.

  Average Annual                        Annual Benefits upon Retirement
    Earnings                            with Years of Service Indicated


                                20             30             35 (1)

$100,000                       33,630          49,446         56,853

$120,000                       41,030          60,346         69,403

$150,000                       52,130          76,696         88,228

$190,000                       66,930          98,496        113,328

$200,000                       70,630         103,946        119,603

<F1>
  1  Maximum number of years allowed under the terms of the Retirement Plan.

  The previously- noted executive officers of the Corporation and the Bank had the following credited full years of service under the Plan, as of December 31, 1995: John W. Bennett (40) and Jan P. Updegraff (25).

  Profit-Sharing, Savings and Investment Plan

  The Bank maintains a Profit-Shring, Savings and Investment Plan for the benefit of all employees with one or more years of service who have attained one thousand hours of service during the Plan year. The Banks contribution in any year is paid out of the Banks net profit and, therefore, is subject to change from year to year. The contribution shall not exceed the maximum amount deductible for income tax purposes for such year. Annual contributions under the Plan are allocated pro rata on the basis of participants aggregate covered compensation, limited, however, to a maximum of 50% of the defined benefit limit under Code Section 415 (b) (1) (A) in effect as of January 1 of the Plan Year for which the contribution is made (50% of $120,000 or $60,000 for 1995). Participants who have earned at least five years of vesting service may make limited withdrawals from the Plans Trust Fund from account balances accumulated prior to January 1, 1985. The Plan further provides the opportunity for all participants to contribute up to 10% of pay on a tax-deferred basis with the Bank matching 50% of the first 6% of that contribution. Both the Bank's profit-sharing and matching contributions are invested in the Corporation's Common Stock to the extent available. Participants' accounts are at all times 100% vested, and benefits are payable upon retirement, death, disability, or other termination of employment.

  The Bank made contributions to the Profit Sharing, Savings and Investment Plan totaling $499,342 for 1995, $423,161 for 1994, and $406,798 for 1993.

  Management Incentive Plan

  Effective for 1995, the Board of Directors adopted on January 11, 1995, Bank-Wide and Management Incentive Plans which provide for the awarding of incentive bonuses to all Bank employees subject to the Corporation's attaining or exceeding minimum predetermined operating objectives. Under the terms and conditions of the Plans, exceeding the minimum operating objectives will result in an increase in funds available for distribution to the Plans' participants.

  Pursuant to the Management Incentive Plan, which covers only Bank Officers and Exempt Non-Officers, the award of any bonus under either the Bank-Wide or Management Incentive Plans is subject to the Corporation's attaining all minimum operation objectives. The minimum objectives established for the fiscal year 1995 were net income (after taxes) equal to at least a 1.0% return on average assets (ROA) and an efficiency ratio of 67% or less. The amount of the bonus payment or award to each participant is determined by an allocation formula based in part on the results of the Corporation's performance and the Division or Department performance (if applicable), and in part by a subjective review of the participant's individual performance. Any Senior Officer may defer all or any portion of the annual incentive award until his or her retirement or separation from service. Additionally, key officers having responsibilities for setting and implementing long-term strategies may receive a long-term incentive award which payment of said long-term award will be deferred for three years following the accrual year and may be further deferred at the election of the participant.

  The Bank made awards to the Senior Officer participants in the Management Incentive Plan totaling $160,250 for the accrual year of 1995.

  Prior to implementing the Management Incentive Plan, the Bank had instituted an Incentive Bonus Plan effective for its Senior Officers which provided that the Bank could award bonuses to key management officers and others in such amount as the Board of Directors, in its sole discretion, could determine. The Bank made contributions to the Incentive Bonus Plan totaling $182,500 for 1994 and $171,500 for 1993.

  Employment Contracts

  The Bank has employment contracts with nineteen of its senior officers, all vice president level and above. The contracts provide that in the event of termination of any of these officers' employment without cause, the officer shall continue to receive his or her salary at the level then existing and the customary fringe benefits which he or she is then receiving for a period ending December 31, 1997, except for Messrs. Agan, Cory, Hodgson, Tascone and Updegraff whose guaranteed terms end December 31, 1998, and Mr. Bennett whose guaranteed term ends July 1, 1998. The contracts further provide that they may be extended by the Board of Directors on a year-to-year basis and also may be terminated for cause upon thirty days' notice.

  Other Compensation Agreements

  The Bank maintains several contributory and non-contributory medical, life and disability plans covering all officers, as well as all full-time employees. The Bank does not maintain any stock option, stock appreciation rights or stock purchase or award plans for officers or directors.

INDEPENDENT PUBLIC ACCOUNTANTS:

  The accounting firm of KPMG Peat Marwick LLP, 113 South Salina Street, Syracuse, New York 13202 has acted as the Bank's and the Corporation's independent auditors and accountants since 1990 and will so act in 1996. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting of Shareholders with the opportunity to make a statement. The representatives will respond to appropriate questions.

OTHER BUSINESS:

  Management knows of no business which will be presented for consideration, other than the matters described in the Notice of Annual Meeting. If other matters are properly presented, the persons designated as proxies intend to vote thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS:

  Qualified Shareholders desiring to present a proposal at the 1997 Annual Meeting of Shareholders, including a notice of intent to make a nomination at said Meeting, must submit such proposal to the Corporation on or before November 6, 1996. Such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                                               Jerome F. Denton
                                                                      Secretary

Date:     March 5, 1996
          One Chemung Canal Plaza
          Elmira, New York 14902

                                  CHEMUNG
                                 FINANCIAL
                                CORPORATION
                  Subsidiary, Chemung Canal Trust Company





                                 Notice of
                               Annual Meeting
                                    and
                              Proxy Statement


































One Chemung Canal Plaza                              Annual Meeting of
    P.O. Box 1522                                 Shareholders to be held
Elmira, New York 14902                                 April 2, 1996

                                  APPENDIX




OMITTED GRAPHIC MATERIAL:

  The Comparative Return Performance Graph set forth under the heading "Comparison of Five-Year Cumulative Total Return For Fiscal Years Ending December 31, 1991 - 1995 Among Chemung Financial Corporation, NASDAQ - Composite Index and NASDAQ - Bank Stock Index", as required by Item 402(1) of Regulation S-K has been omitted pursuant to Rule 304(d) of Regulation S-T but will be filed with the Securities and Exchange Commission in paper form pursuant to Rule 311(b) of Regulation S-T.
                                 PROXY FORM

                       CHEMUNG FINANCIAL CORPORATION

               ANNUAL MEETING OF SHAREHOLDERS - APRIL 2, 1996
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      OF CHEMUNG FINANCIAL CORPORATION

     John R. Battersby, Darwin C. Farber, and John B. Hintz, each with power of substitution and with all the powers and discretion the undersigned would have if personally present, are hereby appointed the Proxy Agents to represent the undersigned at the Annual Meeting of Shareholders of Chemung Financial Corporation, to be held on April 2, 1996 (including any adjournments or postponements thereof) and to vote all shares of Common Stock of Chemung Financial Corporation which the undersigned is entitled to vote on all matters that properly come before the meeting, subject to any directions indicated.


                         (To be signed on Reverse Side)


THIS PROXY WILL, WHEN PROPERLY EXECUTED, BE VOTED AS DIRECTED. IF NO DIRECTIONS TO THE CONTRARY ARE GIVEN, THE PROXY AGENTS INTEND TO VOTE FOR THE NOMINEES.

                                                        NOMINEES
                    FOR  WITHHELD
                                     3-year term:   Robert E. Agan
1.  Election of                                     Donald L. Brooks, Jr.
    Directors.                                      Stephen M. Lounsberry III
                                                    Boyd McDowell II
    For, except vote withheld                       Thomas K. Meier
    from the following nominee(s):                  Charles M. Streeter, Jr.
                                                    Nelson Mooers van den Blink
                                     1-year term:   Jan P. Updegraff


                                        I/We will attend the Meeting

                                        Number in group


SIGNATURE(S)                                               DATE

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, custodian or guardian, please give full title as such.